EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS






We consent to the use of our reports: dated January 25, 2000, except as to note 20, which is as of March 21, 2000, appearing on page 30 of CBS Corporation's Form 10-K for the year ended December 31, 1999; dated March 21, 2000, appearing on page 67 of CBS Corporation's Form 10-K for the year ended December 31, 1999; dated June 8, 1999, appearing on page 1 of the Westinghouse Savings Program's Form 11-K for the year ended December 31, 1998; dated June 18, 1999, appearing on page 1 of Infinity Broadcasting Corporation Employees' 401(k) Plan's Form 11-K for the year ended December 31, 1998; and dated June 18, 1999, appearing on page 1 of Infinity Broadcasting Corporation Employees' 401(k) Union Plan's Form 11-K for the year ended December 31, 1998, incorporated by reference in this Form S-8 registration statement of Viacom Inc.



/s/ KPMG LLP
New York, New York
May 4, 2000